SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 1996 (January 17, 1996)


                 HUDSON'S GRILL OF AMERICA, INC.
     (Exact name of Registrant as specified in its Charter)


                           California
         (State or other jurisdiction of incorporation)


                             0-13642
                   (Commission or File Number)


                           95-3477313
              (IRS Employer Identification Number)


      16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
            (Address of Principal Executive Offices)


Registrant's telephone number, including area code:
(214) 931-9743


PAGE
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Item 5.  Other Events.

     Hudson's Grill of America, Inc. (the "Company") announced that on January 17, 1996, it consummated its tentative agreement with Macotela, Inc., a company affiliated with Alvaro Hernandez, the manager of the joint venture that operated the Hudson's Grill in Oxnard, California. The sale involved the Hudson's Grill in Oxnard, California; this restaurant had been operated as a joint venture between the Company and Mr. Hernandez. The tentative sale agreement was announced in Spring 1994, and the Company and buyer waited to get regulatory approval and consents from the landlord.

     At closing the Company received $5,230 in cash and a note in the amount of $222,000. The note was modified shortly afterwards to reflect an increase in obligations paid by or carried by the Company. The new note is for $282,086.85, and is guaranteed by Mr. Hernandez. Interest on the note will accrue at a rate of 9.75% and is amortized based on an 180 month payout but with a balloon payment at the end of the tenth year. Macotela has assumed the real estate lease, but the Company remains secondarily liable on the lease. Macotela also signed a ten year lease for the restaurant equipment and will pay $4,000 per month to lease the equipment.

     Subsequent to the closing, the Company agreed to modify some of the terms of the sale. Payments on the note were reduced to payments of interest only for the first two years; and the monthly payment on the equipment lease was reduced to $2,500, but the term was extended to 15 years.

     Beginning February 1996, the Company began to offset its note with Travis Bryant because of non payment on the note the Company holds from Famous Bars, Grills and Cafes of America, Inc. ("FGA"). The Company has agreed with FGA to postpone payments on the FGA note until February 1997, at which time the entire amount of unpaid principal and interest is to be amortized at 8% over ten years. The Company was assigned several notes receivable with an aggregate face value at the time of assignment of $1,199,000. These notes, in turn, are collateralized by assets of restaurants that had been sold by FGA.

     On February 6, 1996, the Company's Directors met and voted to put to a shareholder vote a resolution to increase the number of authorized shares of common stock of the Company to 100,000,000 shares. Currently the Company has 10,000,000 authorized shares, and 6,056,986 shares outstanding. However, in the last several years, the Company has granted options to purchase more than 4,400,000 of its shares to reduce a past debt and to compensate a new officer of the Company. If all of the options were to be exercised, the Company would not have a sufficient number of authorized shares to satisfy its obligations. Thus, the Company's Directors decided to recommend to the shareholders to vote at the annual meeting being held on May 28, 1996, that the number of the Company's authorized shares be increased.

     On March 2, 1996, the Company's first franchised restaurant on the East Coast opened for business. It is also the Company's first restaurant to open in a shopping mall, and is located in the food court of the Garden State Mall in Paramus, New Jersey. This is the first franchise location opened under an agreement with Jotar, Inc., to develop twelve sites in certain counties in New Jersey and New York.

     The Company also announced that effective March 25, 1996, it took back the Westlake, California, Hudson's Grill restaurant that had been sold to Grills Unlimited, Inc., a company affiliated with Davis Beckham. Mr. Beckham's company has been in default, but it will continue to own and operate the Hudson's Grill in Simi Valley, California, so long as it stays current on its Simi Valley obligations.

     The agreement calls for Beckham to become current on all past due obligations owed on account of Beckham's Simi Valley franchise, including his note to the Company. The Company forgave all amounts owed it on account of the Westlake franchise. Beckham transferred to the Company all of the franchise's interest in the Westlake Hudson's Grill and all of the assets involved in the operation of the restaurant. Beckham agreed to hold the Company harmless from all liabilities and obligations of the restaurant incurred prior to the effective date of the agreement, to remain a guarantor of the Westlake lease, and to pay the legal expenses of the Company involved in negotiating and consummating the agreement. He will also execute a confession of judgment for all debts owed on account of the Simi Valley franchise.

     Also in March 1996, the Company entered into a contract to sell the Westlake restaurant, formerly owned by Beckham, and the Company's Whittier, California Hudson's Grill to the current manager of the restaurants, Walter De La Cruz ("De La Cruz"). De La Cruz will use a company named F.U.N. Remco, Inc. ("Remco"), to buy both of the restaurants. The purchase price will be $320,000, of which $20,000 will be paid in cash at closing, and the remainder will be paid pursuant to a $300,000 secured promissory note payable over a ten year, nine month period. Remco and De La Cruz will assume all of the restaurants' lease obligations. The sales have been put into escrow pending governmental approvals of liquor license transfers and permission of state tax authorities to convey the restaurants' assets.

Item 7.  Exhibits.

     1. Press Release dated May 28, 1996, regarding closing the sale of the Hudson's Grill in Oxnard, California, and taking back the Westlake, California, Hudson's Grill.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 28, 1996


                           HUDSON'S GRILL OF AMERICA, INC.
                           Registrant



                           s/s David L. Osborn
                           David L. Osborn

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